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                    November 30, 2020

       Jason Remillard
       Chief Executive Officer
       Data443 Risk Mitigation, Inc.
       101 J Morris Commons Lane
       Suite 105
       Morrisville, NC 27560

                                                        Re: Data443 Risk
Mitigation, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed April 17,
2020
                                                            File No. 000-30542

       Dear Mr. Remillard:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology